Exhibit 10.1

SFX Entertainment, Inc. 902 Broadway, 15th Floor New York, NY 10010

October 22, 2015

Dear Mr. Rosenstein,

This letter agreement amends and restates that certain employment agreement entered into between you and SFX Entertainment, Inc. dated October 2, 2012, as amended. You began working for SFX Entertainment, Inc. (the “Company”) in the capacity of Executive Vice President, Head of Corporate Strategy and Development, and were later promoted to Chief Financial Officer on February 25, 2013 and then Chief Administrative Officer on June 5, 2014. Your continued employment by the Company shall be governed by the following terms and conditions (this “Agreement”), effective as of October 1, 2015.

1.              Term and Duties

(a)                                 The term of your employment shall commence the date hereof and terminate on June 30, 2019 (the “Initial Term”). The Initial Term shall be extended thereafter for consecutive one (1) year terms (each a “Renewal Term”) at the end of the Initial Term and on each anniversary thereof unless the Company or you provide written notice to the other no less than sixty (60) days prior to the expiration of the Initial Term or Renewal Term, as applicable, that it or he does not desire such an extension. Notwithstanding the foregoing, your employment hereunder may be earlier terminated in accordance with Section 4 hereof.  The date on which your employment hereunder shall terminate, for any reason, including, but not limited to, the non-extension of the Initial Term or a Renewal Term, as applicable, or a termination pursuant to Section 4, shall be referred to herein as the “Termination Date.” The period of time between the Start Date and the Termination Date shall be referred to herein as the “Term.”  Sections 6, 7, and 9 shall survive the Term.

(b)                                 You will be required to perform your duties at the Company’s headquarters in New York City (or wherever else located hereafter within twenty-five (25) miles of New York City) and be expected to travel from time to time. Your title shall be Chief Financial Officer and Chief Administrative Officer.  You will report to the Chief Executive Officer of the Company or his or her designee.

(c)                                  You shall devote your full time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you; provided, however, it shall not be a violation of this Agreement for you to (i) with the prior written consent of the Board of Directors of the Company (the “Board”), serve on industry trade, civic, charitable or for-profit corporate boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments or investments that are unrelated to business or foreseeable business activities of the Company, as long as such activities do not otherwise violate the terms of this Agreement, including, without limitation, any non-competition or non-solicitation provisions contained  herein,  or  otherwise  materially  interfere  with  or  impinge  upon  the performance of your duties as set forth in this Agreement.  The Board may, at any time and in its sole discretion, revoke such written consent, in which event you shall immediately cease engaging in any and all such professional endeavors as described in the preceding sentence.

(d)                                 In addition to your duties as Chief Financial Officer and Chief Administrative Officer, the Board may require you, from time to time to serve in other senior executive capacities for the Company or other affiliates, but such other activities shall still relate to the responsibilities attendant to your position, and you hereby agree to accept such responsibilities. Whether you serve in one capacity or several capacities, the compensation to which you will be entitled for doing so is set forth in Section 2 of this Agreement.

(e)                                  Upon consultation with and prior consent, which may be unreasonably withheld, from the Company’s Board and/or Chief Executive Officer, You may elect to resign as Chief Financial Officer and resume your duties as Executive Vice President, Head of Corporate Strategy and Development under the same terms of employment set forth herein.  If practicable, you shall continue to act as the Company’s Chief Financial Officer until the Company has had a reasonable period of time to interview and select a successor Chief Financial Officer.  During such time you are the Chief Financial Officer, the Company shall employ a chief accounting officer reasonably satisfactory to you.

(f)                                   No provision of this Agreement shall be construed to prohibit your: (a) acquisition, ownership, or trading, including without limitation your indirect  ownership,  of  less than five percent (5%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world, provided, however, that the ownership limitations of this clause (a) shall not apply to (i) your ownership of any such securities through an open-end mutual fund or (ii) your ownership of any such securities that precedes the Effective Date if, but only if, the issuer of the securities is not a competitor of the Company; or (b) passive ownership of five percent (5%) or less of the stock, partnership interests, or comparable ownership  interests or securities in any for-profit private business entity that is not directly competitive with the business of the Company or any of its subsidiaries or (c) compensation relating to any other position you may have on a Board of Directors of any company  on which you may serve as permitted under this Section 1. The Company additionally agrees that nothing in this Agreement shall  operate  to prohibit your acceptance of a testamentary gift, bequest, or its equivalent, nor your retention of any such gift, bequest, or its equivalent following its delivery, so long as you retain  the interest(s) solely for investment purposes.

2.              Compensation

(a)                                 Base Salary. In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of $400,000.00 (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions. Currently, the Company’s payroll is payable on the fifteenth and the last day of each month. As an exempt employee, you will not be eligible for overtime pay.

(b)                                 Bonuses. During the Term, you will also be eligible to participate in any annual incentive compensation plan, program and/or arrangements as established by the Board or the Compensation Committee, from time to time. The existence and amount of any bonus shall be determined in the sole discretion of the Company.  During each calendar year of the Term, your target bonus shall be the greater of:  Two Hundred Thousand Dollars ($200,000.00) in cash; and, if established, your share of a bonus pool, payable in cash or shares of the Company’s common stock, at the Company’s election (the “Pool”) provided that at least One Hundred Thousand Dollars ($100,000.00) of such bonus shall be payable in cash.  Your share of the Pool shall be determined on an annual basis by the Company’s Chief Executive Officer or his or her designee.  Your target bonus may be increased on a discretionary basis or based upon targets reasonably established; in either case, the Company’s Compensation Committee shall approve such additional bonus amounts.  Such target bonus is discretionary in all respects.  Payment of any bonuses to you will be made by the Company on or before April 15 of the calendar year immediately following the calendar year in which such bonus was earned and will be payable, in the Company’s discretion, in either cash, stock or both. Unless expressly and specifically agreed to in writing, no bonus compensation will be deemed earned, paid or awarded unless you are in the continuous employment of the Company through the last day of the calendar year in which such bonus corresponds; however, any earned or accrued bonuses will be payable upon the date of early termination or expiration of this Agreement in accordance with the terms of this Agreement.

(c)                                  Restricted Stock. You are hereby granted Five Hundred Thousand (500,000) shares of restricted stock (the “Restricted Stock”) of the Company as of the date hereof, of which 218,750 shares will vest on January 1, 2016, 62,500 shares will vest on July 1, 2016, and the remaining 218,750 shares will vest on January 1, 2017 (collectively, the “Vesting Schedule”, each date an “Installment Date”, and the number of shares of Restricted Stock vesting on each Installment Date, the “Installment Shares”), subject to your continued employment on such dates.

i.                  Notwithstanding the Vesting Schedule, in the event of a Change of Control, as defined in the Company’s 2013 Equity Compensation Plan, as amended (the “Plan”), all unvested Restricted Stock shall accelerate and immediately vest upon the closing of a Change of Control, and all of the Restricted Shares will be cashed out in the Change of Control in accordance with the terms of such acquisition.

ii.               In the event of a Transaction (as defined below), all then vested shares of Restricted Stock shall be cashed out in the Transaction, and to the extent that any shares of the Restricted Stock are unvested at the time of a Transaction, all of such unvested shares of Restricted Stock shall also accelerate and be cashed out in the Transaction, provided that all proceeds generated therefrom shall be placed in an escrow or similar account held by the Company for your benefit to be released as set forth herein.  On each Installment Date after the Transaction, the Company shall withdraw from such account and pay to you an amount equal to the Installment Shares multiplied by the price paid per share of common stock at the time of the Transaction, provided that you are in continuous employment of the successor company.  For purposes of this Agreement, a “Transaction” means any merger or acquisition that results in the ownership of 50% or more of the outstanding common stock of the Company, the acquisition of substantially all assets of the Company, or similar acquisition of control of the Company, by Mr. Robert F.X. Sillerman or his affiliates.

iii.            Notwithstanding Section 2(c)ii and in addition to the consideration paid thereunder, in the event the market price per share of the successor company on such Installment Date is greater than the price per share in the Transaction, the successor company shall pay the difference to you with respect to each of the Installment Shares that would have vested had a Transaction not occurred.  The market price per share of the successor company shall be set, if publicly traded, at the closing price of the stock on the Installment Date or, if the market is not open on the Installment Date, the following trading day.  If the stock of the successor company is not publicly traded, the market price of such shares shall be determined by the board of the successor company.

(d)                                 You are hereby granted Two Hundred Thousand (200,000) stock options of the date hereof, and each year during the Term, beginning in 2016, a minimum guaranteed grant of Two Hundred Thousand (200,000) stock options on or before June 1 of each year of the Term. Such stock option grants shall vest 25% on the date of grant (subject to the approval of the Compensation Committee (the “Option Consideration”) and the following three (3) anniversaries thereof, provided that you remain in continuous employment with the Company.  If the Option Consideration is satisfied after June 1 of the applicable Term, such options will be treated as having been issued on June 1 of such year.  You acknowledge that the effectiveness of any such option grant may be conditioned on the existence of adequate availability of shares under the Company’s equity compensation plan in effect from time to time.

(e)                                  The Restricted stock and options granted hereunder are subject to the Plan.  Company-wide consideration of equity compensation (including any annual option grants) shall occur annually, at which time you shall be considered for additional awards as part of that process on the same basis as other executives of the Company.  Any additional awards, and the terms and conditions thereof, shall be made at the sole discretion of the Company and its Compensation Committee.

3.              Benefits. Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you will be entitled to participate in benefits offered by the Company for similarly situated employees of the Company, as may be in effect or modified from time to time. Furthermore, you are entitled to five (5) weeks of paid vacation time per calendar year (such vacation days to be prorated based on the date you commence employment with the Company) in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon. You will be entitled to reimbursement of travel and other business expenses in accordance with the Company’s guidelines commensurate with your level of compensation and responsibility.

4.              Severance

(a)                                 In the event your employment with the Company  is terminated  either  (i) on account of your death or Disability (as defined in Section 4(f)  below), (ii) by the Company without Cause (as defined in Section 4(c) below), or (iii) by you due to Constructive Termination without Cause (as defined in Section 4(d) below):

i.                  You shall receive the Termination Payments (as defined in Section 4(b) below);

ii.               You shall also be paid a lump sum by the Company, which shall be paid as soon as practicable but not later than sixty (60) days following the Termination Date, of twelve (12) months of your Base Salary;

iii.            You shall also receive the greater of your prior year’s bonus or Two Hundred Thousand Dollars ($200,000.00), in a lump sum by the Company, which shall be paid as soon as practicable but not later than sixty (60) days following such Termination Date; and

iv.           any stock options and restricted stock previously granted to you shall accelerate and immediately vest as of the Termination Date, or, if the Termination Date follows a Transaction, any money held in escrow shall be released to you upon the Termination Date.

(b)                                 In the event (i) you voluntarily terminate your employment for any reason other than Constructive Termination without Cause, (ii) your employment is terminated by the Company for Cause (as defined in Section 4(c) below), or (iii) the Company elects not to renew your employment at the end of the Initial Term or an applicable Renewal Term, you shall be paid, as soon as practicable but no later than sixty (60) days following the Termination Date, (i) all earned but unpaid Base Salary through the Termination Date; (ii) any previously awarded and unpaid bonus; and (iii) all unpaid reimbursable expenses incurred by you through the Termination Date (the “Termination Payments”). In either such event, you shall have no further obligation or liability to the Company in connection with the performance of this agreement (except the continuing obligations specified in Sections 6, 7 and 9 of this Agreement).  Any stock options and/or restricted stock previously granted to you shall vest as follows: if termination is due to Cause or by you not as a result of Constructive Termination without Cause, then you shall only be permitted to retain those stock options and restricted shares which have vested as of the Termination Date.

(c)          For the purposes of this Agreement, “Cause” shall mean that you have:

i.                  falsified or omitted information as required by Section 10 of this Agreement;

ii.               committed an act which has or reasonably can be expected to have a material adverse effect on the Company and which, as set forth in any employment handbook promulgated by the Company and as in effect from time to time, may lead to termination of employment, subject to a thirty (30) day cure period following the Company’s written notice of such act to the extent such act is curable;

iii.            engaged in any intentional act of fraud against the Company;

iv.     engaged in willful malfeasance or gross negligence in the performance of this Agreement or in your capacity as an employee of the Company;

v.              refused to perform the duties required or requested consistent with your obligations under this Agreement and under law, subject to a thirty (30) day cure period following the Company’s written notice of such act to the extent such act is curable;

vi.           been convicted of a felony or entering a plea of nolo contendre to a felony charge;

vii.        materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable;

viii.     engaged in any willful act which could reasonably be expected to (i) bring the Company into material public disrepute, (ii) injure the Company’s customer or vendor relations or business prospects or (iii) cause a decline in the price of any publicly traded securities of the Company (for avoidance of doubt, this does not relate to a business decision made in good faith in the ordinary course of your responsibilities); or

ix.           engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(d)                                 For purposes of this Agreement, “Constructive Termination without Cause” means the termination of your employment at your initiative after, without your prior written consent, one or more of the following events:

i.                  any material diminution in your title, authority, duties or responsibilities as Chief Financial Officer or,  if you have elected to return to your prior position under Section 1(e), as Executive Vice President, Head of Corporate Strategy and Development;

ii.               a material breach by the Company of this Agreement;

iii.            a reduction in the Base Salary (unless such reduction is part of an overall and nondiscriminatory reduction by the Company to the base salaries of all similarly situated employees of the Company and such reduction is proportional in amount to the reductions suffered by all of such other employees), or the uncured failure by the Company to fulfill its obligations under this Agreement within thirty (30) days after written notice thereof from you to the Company; or

iv.           relocating your principal place of work outside of the Tri-State New York Metropolitan area.

For purposes of this Agreement, Constructive Termination without Cause shall not be deemed to exist unless the termination of your employment for Constructive Termination without Cause occurs within ninety (90) days following your initial knowledge of (or the date which you reasonable should have had knowledge of) the existence of one of the conditions specified in clauses (i) through (iv) above, you provide the Company with written notice of the existence of such condition within sixty (60) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(e)          Intentionally Deleted.

(f)           For the purposes of this Agreement, “Disability” shall mean your inability, or failure, to perform the essential functions of your position, with or without reasonable accommodation, for any period of six (6) consecutive months or more, by reason of any medically determinable physical or mental impairment.

(g)          The Company will provide the following post-termination health and dental benefits under the circumstances outlined below:

i.                  The Company agrees that in the event of the your death during the Term, the Company will pay to your estate the following, which shall be distributed in accordance with your will or testamentary plan, as directed by any court having jurisdiction over such estate, or as directed by any duly appointed administrator or executor of your estate, the full costs relating to the continuation of any group health and dental plan provided through the company in which you participated at the time of your death, and through which coverage was provided to any of your dependent(s) at the date of your death, for a period of two (2) months following your death, without regard to the availability or expiration of any continuation option or feature provided by the plan(s), or as otherwise provided to a lesser extent by applicable law at the time of your death.

ii.               In the event the Company terminates your employment without Cause (other than due to Disability or death), or there is a Constructive Termination without Cause, a continuation of the health and dental benefits provided to you and your covered dependents under the Company’s health and dental plans as in effect from time to time (except that if providing any such benefit under the terms of a plan would cause an adverse tax effect, the Company may provide you with equivalent cash payments outside of the plan at the same time the benefits would otherwise have been taxable to you) for a period of two (2) months following such termination, with no additional cost or charge payable by you.

iii.            Notwithstanding the foregoing, if at the time of your Separation from Service (as defined in Treasury Regulation 1.409A-1(h)) you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to you on account of your Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following your Separation from Service, or (ii) the date of your death (the “409A Suspension  Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, you shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Company would otherwise have been required to provide under this Section 4 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, you shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).

iv.           The Company may provide (in its sole discretion) that you may continue to participate in any benefits delayed, provided that you shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 4 hereof, the Company shall reimburse you the Company’s  share of the cost  of such benefits, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to you, in each case  had such benefits commenced immediately upon the termination of your employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(h)   General Release. Notwithstanding any other provision of this Agreement, no benefits or amounts shall be payable under this Section 4 unless you execute and deliver a general release of claims in a form and manner reasonably satisfactory and customary to the Company and to you including, but not limited to, a release of any and all claims arising out of this Agreement and your employment relationship with the Company, and such release has become irrevocable pursuant to its terms or applicable law (it being understood, however, that in no event will  such  release expand  any  of the  post-termination restrictions  and covenants referred to in Section 9). A form of the Company release is attached hereto as Schedule A. You shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days (or such longer period which is provided by law for review and revocation) following the date your employment with the Company is terminate.

5.                                Compliance with Policies  and  Procedures You agree to be bound by and to comply fully with all of the Company’s policies and procedures for employees.

6.                                Confidentiality

(a)               You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the “Confidential Information”) of the Company. You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company’s advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this Agreement, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information if required by law, including pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt written notice of such court or similar order so that the Company may seek an appropriate protective order. You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company’s business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 6(a) the Company shall be entitled to the entry of an injunction or other equitable relief against you without posting a bond, proof of damages or proof of an inadequate remedy at law and you shall not object to such injunction or equitable relief for any reason. This remedy shall be in addition to any other remedies available to the Company.

(b)                                 You agree not to disclose the terms of this Agreement to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by applicable law.

7.                                Company Work Product You  acknowledge  and  agree  that  all of the  ideas, concepts, inventions and work product rendered or provided by you in connection  with your employment hereunder which directly or indirectly relate to the Company’s  business, whether alone or in conjunction with others  (collectively,  and without  limitation,  the “Company Work Product”), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any  right, title  or interest therein  and  (b)  constitute  “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law. In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you in connection with your employment. You further agree to cooperate fully and promptly with,  and  otherwise  facilitate,  any  efforts  by  the  Company  to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve,  and protect the Company Work Product from use by others, or from dilution or diminution. You agree to execute and deliver any and all documents, agreements and instruments reasonably intended to evidence only the rights of the Company in the Company Work Product as provided in this Section 7. You hereby irrevocably name the Company as your attorney-in-fact, and irrevocably grant to the Company a limited power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 7; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company. The rights granted to the Company in this Section 7 shall continue in effect after the termination or expiration of your employment Term to the extent necessary for the Company’s full enjoyment of such rights.

8.                                Section 409A.

(a)               It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, each of us shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).

(b)               If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(c)                Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d)               For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the calendar year following the year in which the expense was incurred. The amount of any Taxable Reimbursements during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

9.                                Restrictive Covenants

(a)               During the Term and for a period of one (1) year after termination of your employment hereunder you shall not, directly or indirectly, (i) solicit, induce or cause  any individual or entity with whom the Company had a business relationship to reduce or terminate such Person’s business relationship with the Company or any of its affiliates or its successors or assigns; and you shall not, directly or indirectly, approach any such individual or entity for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any individual or entity, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any entity that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any entity that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 9 (a) shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)               During the Term and for a period of one (1) year after termination of your employment hereunder you shall not, directly or indirectly (i) hire or offer employment to or seek to hire any employee of the Company or any successor or affiliate thereof, unless the Company first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other individual or entity to induce, solicit, persuade or encourage, any such employee or any other such employee of the Company or any successor or affiliate thereof, to leave the employ of his or her employer, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other individual or entity to induce, solicit, persuade or encourage, any individual or entity to cease, diminish or not commence doing business with the Company or any successor or affiliate thereof or (iv) disparage the Company or any successor or affiliate thereof or the business in which the Company is engaged to any individual or entity.

(c)                For purposes of this Section 9, the term “Restricted Activity” means any activity that is competitive with (i) any aspect of the business in which the Company is engaged (1) as operated prior to the date of this Agreement or (2) as contemplated by the Company to be operated in the future as of the date of this Agreement, in each case, anywhere in the world where the Company’s business may be conducted from time to time, or (ii) any business in which the Company and/or any of its affiliates are engaged in as of the Termination Date.

10.                         Representations You represent, warrant and covenant to the Company that you are free to execute this Agreement and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre existing business relationship or agreement to which you are a party or are otherwise bound.

11.                         Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees  or Other Modifications Except as Provided Herein You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this Agreement. This Agreement supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates, and any prior agreements are hereby terminated. No employee or representative of the Company, other than in a writing signed by a duly authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this Agreement.

12.                         Miscellaneous

(a)                                             If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired. This Agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this Agreement.

(b)                                             You acknowledge that you have consulted counsel of your choosing with regard to the provisions of this Agreement. You and the Company acknowledge that each has participated fully and equally in the negotiation and drafting of this Agreement and both have assumed the risk of any misrepresentation or mistaken understanding or belief relied upon by entering into this Agreement.

(c)                                              This Agreement and the Company’s rights and obligations hereunder are assignable and delegable, in whole or in part, by the Company to any affiliate of the Company upon written notice to you, whereupon such affiliate shall succeed to the rights and assume the obligations of the Company hereunder to the full extent of such assignment and/or delegation; provided, however, that no assignment shall relieve the Company of any of its obligations hereunder.

(d)                                             This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Notwithstanding the foregoing,  any  action  or  proceeding initiated by the Company seeking any form of injunctive relief for a breach by you of any of Sections 6, 7 or 9 of this Agreement,  including, without  limitation, specific  performance,  shall be brought against you in the courts of the State of New York or, if the Company has or can acquire jurisdiction, in the United States District  Court for the Southern District of New York (collectively, the “Courts”), and each party consents to the jurisdiction of the Courts in any such action or proceeding, and each party waives any objection to venue laid therein.

If the terms of this Agreement are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this Agreement below.

Sincerely,

/s/ Robert F.X. Sillerman
Title: Chief Executive Officer

Accepted:

/s/ Richard Rosenstein
Richard Rosenstein
Date: October 22, 2015

SCHEDULE A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.              (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 4 of the employment letter agreement to which this release is attached as Exhibit A (the “Agreement”), does hereby release and forever discharge SFX Entertainment, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and  demands  whatsoever,  for  or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation  or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA’“) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof. Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 4 of the Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is  executed,  (iii)  any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any  directors’  and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.              Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”);  provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

3.              Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.              Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.              Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.              This General Release of Claims shall take effect on the eighth day following Employee’s execution of this

General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

Signature:

Date: